Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Seabridge Gold Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on July 8, 2013.

FCMI FINANCIAL CORPORATION

By: /s/ Dan Scheiner

Name: Dan Scheiner

Title: Executive Vice President

PAN ATLANTIC BANK AND TRUST LIMITED

By: /s/ Robert Bourque

Name: Robert Bourque

Title: Managing Director

THE BUCKINGHAM CHARITABLE FOUNDATION

By: /s/ Albert D. Friedberg

Name: Albert D. Friedberg

Title: Trustee

ALBERT D. FRIEDBERG, individually /s/ Albert D. Friedberg Name: Albert D. Friedberg NANCY FRIEDBERG, individually /s/ Nancy Friedberg Name: Nancy Friedberg